Exhibit 4.2

AMENDMENT NO. 1
TO THE
2002 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED AND RESTATED

March 11, 2020

WHEREAS, Centene Corporation, a Delaware corporation (the “Corporation”) sponsors the 2002 Employee Stock Purchase Plan, as amended and restated (the “ESPP”);

WHEREAS, Section 18 of the ESPP generally provides that the Board may at any time, and from time to time, amend the ESPP;

WHEREAS, the Corporation desires to amend the ESPP to provide for the issuance of an additional 5,000,000 shares of Common Stock, subject to adjustment as provided under the ESPP (the “Share Authorization”).

NOW, THEREFORE, the Corporation hereby amends the ESPP as follows (this “Amendment”), which Amendment shall become effective only upon approval by the stockholders of the Corporation:

1.	The introduction to the ESPP is hereby deleted in its entirety and replaced as follows:

The purpose of this Plan is to provide eligible employees of Centene Corporation (the “Company”) and certain of its subsidiaries with opportunities to purchase shares of the Company's common stock, $.001 par value (the “Common Stock”), commencing on July 1, 2002. The Plan was amended and restated effective June 1, 2019.

An aggregate of 300,000 shares of Common Stock was initially approved by the Company’s shareholders for issuance under the Plan. Following the Company’s three-for-two stock split on July 11, 2003, and two-for-one stock splits on: December 17, 2004, February 19, 2015 and February 6, 2019, an aggregate of 3,600,000 shares of Common Stock were subject to issuance under the Plan. Subject to approval by the Company’s shareholders, the Plan is hereby amended to provide for the issuance of an additional 5,000,000 shares of Common Stock, subject to adjustment as provided under the Plan.

This Plan is intended to qualify as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and shall be interpreted consistently therewith.

2.	Except as amended hereby, the Plan shall remain in full effect.